EXHIBIT H
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

            Non-Qualified Stock Option Agreement (this "Option Agreement"), dated as of May 10, 2004 (the "Grant Date"), between Digital Fusion, Inc. (the "Company") and Gary S. Ryan (the "Recipient").

            WHEREAS, the Board of Directors of the Company (the "Board") or a duly constituted committee thereof has determined that it would be in the best interest of the Company and its stockholders to grant the options provided herein to the Recipient.

            NOW,  THEREFORE,  in consideration of the covenants contained herein
and  other  good  and  valuable  consideration,   receipt  of  which  is  hereby
acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Unless otherwise indicated, whenever capitalized terms are used in this Option Agreement, they shall have the meanings set forth below.

            "CHANGE OF CONTROL" shall mean an event whereby a person or entity becomes the beneficial owner as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, of at least 50% of the then outstanding Common Stock.

            "COMMITTEE" shall mean the Organization and Compensation Committee, if any, of the Board.

            "COMMON STOCK" shall mean the common stock of the Company, par value $.01.

            "FAIR MARKET VALUE" shall mean the average of the opening and closing prices of the Common Stock for ten (10) consecutive trading days ending three (3) trading days prior to the Grant Date.

            "OPTION SHARES" shall mean,  with respect to the Recipient,  (a) any shares of Common Stock (or other shares of capital stock of the Company) issuable or issued by the Company upon exercise of any Option by the Recipient and (b) any shares of the capital stock of the Company issuable or issued in respect of any of the securities described in clause (a) above, by way of stock dividend, stock split, merger, consolidation, reorganization or other recapitalization.

            "PERSON" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Subsidiary" shall mean any corporation of which the Company owns, directly or through one or more Subsidiaries, a fifty percent (50%) or more equity interest in such corporation or has the right to nominate fifty percent (50%) or more of the members of the board of directors or other governing body of the corporation.

                  "Transfer" shall mean, with respect to any Option, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration and whether voluntary, involuntary or by operation of law) of such Option or any interest therein.


                                   ARTICLE II

                                GRANT OF OPTIONS

            2.1 GRANT OF OPTIONS. The Recipient is hereby granted Options representing the right to acquire 450,000 shares of Common Stock. Unless otherwise indicated herein, references herein to "Options" means the Options granted hereby.

            2.2 EXERCISE PRICE. The Exercise Price of the Options shall be at $0.81 per share ("Exercise Price") of the Common Stock.

            2.3 CHANGES IN COMMON STOCK. In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the Committee shall make equitable adjustments in the number of shares and prices per share applicable to Options then outstanding.

            2.4 REPRESENTATION OF THE COMPANY AS TO THE COMMON STOCK. The Company represents and warrants to the Recipient that all of the Option Shares to be issued upon the exercise of the Options pursuant to this Option Agreement, when issued in accordance with the terms of this Option Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

                                   ARTICLE III

                            EXERCISABILITY OF OPTIONS

            Options shall vest upon the earliest to occur of the events described in Sections 3.1 or 3.2, but subject to the limitations set forth in
Section 3.4, and shall become exercisable as described in Section 3.3:

(a) 3.1 TIME VESTING. If not sooner vested, Options granted pursuant to this Option Agreement vest pursuant to the schedule A attached hereto.

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


In the event that the calculation of the number of Options to vest at any given time pursuant to this Section 3.1 results in a number which is not a whole number, such number shall be rounded down to the nearest whole number.

            3.2 VESTING UPON CHANGE IN CONTROL, DEATH, OR DISABILITY. If not sooner vested, all Options shall vest upon the occurrence of a Change in Control, or the death, or Disability of the Recipient.

            3.3 EXERCISE; RESTRICTION ON EXERCISE. No unvested Options shall be exerciseable. All vested Options shall become exercisable at the time they first vest and shall cease to be exercisable at the time they expire as provided in
Article V.



                                   ARTICLE IV

                               EXERCISE OF OPTIONS

            4.1 PERSON WHO CAN EXERCISE. Options may only be exercised by the Recipient, except that, in the event of Disability, Options may be exercised by the Recipient's legal guardian or legal representative and, in the event of death, Options may be exercised by the executor or administrator of the Recipient's estate or the Person or Persons to whom the Recipient's rights under the Options pass by will or the laws of descent and distribution.

            4.2 PROCEDURE FOR EXERCISE. Vested Options may be exercised in whole or in part with respect to any portion thereof that is exercisable. To exercise an Option, the Recipient (or such other Person who shall be permitted to exercise the Option as set forth in Section 4.1) must complete, sign and deliver to the Company an Exercise Notice together with payment in full of the Exercise Price multiplied by the number of shares of Common Stock with respect to which the Option is exercised. Payment of the Exercise Price shall be made in cash (including check, bank draft or money order). The right to exercise the Option shall be subject to the satisfaction of all conditions set forth in the Exercise Notice. In lieu of paying the Exercise Price, upon the Recipient's (or such other Person's) request, with the Committee's or the Board's consent (which may or may not be given in its sole discretion), the Company shall deliver to the Recipient a number of shares of Common Stock equal to (A) divided by (B) where
(A) is the positive difference between (i) the Fair Market Value of a share of Common Stock on the date on which the Exercise Notice is received by the Company (i.e., the exercise date), and (ii) the Exercise Price, multiplied by (iii) the number of shares for which the Option is being exercised, and (B) is the Fair Market Value of a share of Common Stock on the exercise date.

            4.3 WITHHOLDING OF TAXES. The Company and its Subsidiaries shall withhold from any amounts due and payable by the Company and its Subsidiaries to the Recipient (or secure payment from the Recipient in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Options Shares issuable under this Option Agreement, and the Company may defer such issuance until such withholding or payment is made unless otherwise indemnified to its satisfaction with respect thereto.


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


                                    ARTICLE V

                              EXPIRATION OF OPTIONS

            5.1 EXPIRATION. Vested and unvested Options shall expire at 5:00 p.m. Eastern Standard Time on the tenth anniversary of the Grant Date.

            5.2   CANCELLATION.   Vested  and  unvested   Options  which  expire
unexercised shall be treated as cancelled.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1 OPTIONS NOT TRANSFERABLE. Options may not be Transferred (other than by will or laws of descent and distribution). Any attempt to effect a Transfer of Options that is not permitted by this Option Agreement shall be null and void.

            6.2 NOTICES. All notices, requests and demands to or upon a party hereto must, to be effective, be in writing and shall be deemed to have been duly given or made when delivered by hand or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address of which the intended receiving party hereto shall have been duly notified hereunder:

            (a) If to the Company, to the following address:

                           Digital Fusion, Inc.
                           4940-A Corporate Drive
                           Huntsville, AL 35805
                           Attn:  Corporate Secretary
                           Telecopy: (256) 837-2620

            (b) If to the Recipient,  to the address or telecopy number as shown on the signature page hereto.

            6.3 AMENDMENT. This Option Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Option Agreement.

            6.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama applicable to contracts made and to be performed therein without regard to the conflicts of law principles thereof.

            6.5 TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

                  IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties hereto.

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


GARY S. RYAN                                 DIGITAL FUSION, INC.


/s/ Gary S. Ryan                                 By:  /s/ Roy E. Crippen, III
---------------------------------                -----------------------------
Signed                                           Name: Roy E. Crippen, III
                                                      ------------------------
                                                 Title: CEO
                                                       -----------------------

Name:
      ----------------------------------------------------

Home Address:
              -----------------------------

              -----------------------------

              -----------------------------

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                                   Schedule A



            One Hundred Fifty Thousand (150,000) shares shall vest one hundred percent (100%) immediately, pursuant to the terms and conditions, as set forth in the Company's Stock Option Plan and Agreement. The remaining Three Hundred Thousand (300,000) shares shall vest in accordance with the performance schedules below.

PERFORMANCE VESTING 1
---------------------

            One Hundred Fifty Thousand (150,000) shares shall vest one hundred percent (100%) immediately upon the following occurrence:

            If the Company's trailing four (4) quarters revenue is more than $15 million with minimum net income of $1 million OR if the Company's trailing four
(4) quarters' earnings is more than $1.5 million. Revenue and earnings shall be based on GAAP; however, they shall be adjusted to eliminate extraordinary one-time events such as expensing acquisition costs or revenue associated with an acquisition.

PERFORMANCE VESTING 2
---------------------

            One Hundred Fifty Thousand (150,000) shares shall vest one hundred percent (100%) immediately upon the following occurrence:

            If the Company's trailing four (4) quarters revenue is more than $25 million with minimum net income of $1.75 million OR if the Company's trailing four (4) quarters' earnings is more than $2.5 million. Revenue and earnings shall be based on GAAP; however, they shall be adjusted to eliminate extraordinary one-time events such as expensing acquisition costs or revenue associated with an acquisition.

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